Exhibit 10.3

INDEMNIFICATION AGREEMENT

This INDEMNIFICATION AGREEMENT (this “Agreement”) is made and entered into as of October 25, 2013, by and between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Corporation”), and _____________________, a member of the Board of Directors of the Corporation (“Indemnitee”).

WHEREAS, Indemnitee is an Authorized Representative (as defined below);

WHEREAS, competent and experienced persons are reluctant to serve as Authorized Representatives of corporations unless they are provided with adequate protection through liability insurance and corporate indemnification against risks of claims and actions against them arising out of their service to the corporation;

WHEREAS, the Board of Directors of the Corporation (the “Board of Directors”) has determined that in order to retain qualified persons to serve as Authorized Representatives, it is in the best interests of the Corporation and its shareholders that the Corporation should agree to assure such person that there will be adequate protection through insurance and indemnification against such risks;

WHEREAS, the Georgia Business Corporation Code (“GBCC”) authorizes the Corporation to indemnify directors, officers, employees and agents, to advance the reasonable expenses they incur as parties to and witnesses in Proceedings (as defined below), and to enter into agreements providing for such indemnification and advancement;

WHEREAS, (a) the Bylaws of the Corporation (the “Bylaws”) authorize and obligate the Corporation to indemnify its directors to the fullest extent permitted by law, and (b) the Corporation’s Articles of Incorporation (the “Articles”) obligate the Corporation to indemnify and advance expenses to its directors;

WHEREAS, the Corporation desires to have Indemnitee serve and continue in the future to serve as an Authorized Representative;

WHEREAS, in consideration for and reliance on this Agreement, and on the condition that the Corporation enter into and perform its obligations under this Agreement, the Indemnitee is willing to serve and continue in the future to serve as an Authorized Representative;

WHEREAS, the rights of indemnification and advancement of expenses provided by this Agreement are intended to supplement any other rights with respect to indemnification or advancement to which Indemnitee may at any time be entitled under the GBCC, applicable law, the Articles, the Bylaws, any agreement, a vote of shareholders, a resolution of directors, any court order (including without limitation pursuant to GBCC Section 14-2-854) or otherwise (“Other Rights”) and shall not be deemed a substitute therefor, nor to diminish or abrogate any such Other Rights of Indemnitee; and

WHEREAS, the parties believe it appropriate to memorialize, clarify and reaffirm the Corporation’s indemnification and advancement obligations to Indemnitee and, in addition, set forth the indemnification and advancement obligations contained herein;

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.            Authorized Representative. For the purposes of this Agreement, the term “Authorized Representative” shall mean: (a) a director or an officer of the Corporation; and (b) a person who, while serving as a director or an officer of the Corporation, is serving at the request of the Corporation as a director, officer, employee, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other entity.

2.            Indemnification.

(a)	Indemnitee shall be indemnified and held harmless by the Corporation to the fullest extent permitted by the Articles and Bylaws and the GBCC, as the same exist or may hereafter be amended, against all liability, loss, judgments, penalties, fines, and all amounts paid or to be paid in any settlement and all reasonable Expenses (as hereinafter defined) actually and reasonably incurred by Indemnitee (individually and collectively, “Liabilities”) in connection with any present or future threatened, pending or contemplated accusation of wrongdoing, investigation, claim, action, suit or proceeding, including discovery, whether civil, criminal, administrative, arbitrative or investigative (individually and collectively, “Proceedings”), including Proceedings by or in the right of the Corporation:

(i)	to which Indemnitee is or was a party or is threatened to be made a party by reason of any action or inaction in Indemnitee’s capacity as an Authorized Representative, or

(ii)	with respect to which Indemnitee is otherwise involved by reason of the fact that Indemnitee is or was serving as an Authorized Representative.

Notwithstanding the foregoing, unless the Board of Directors consents, Indemnitee shall not be indemnified and held harmless under this Agreement with respect to any Proceedings initiated by Indemnitee, except to enforce the Indemnitee’s rights to indemnification and advancement of Expenses under this Agreement or otherwise.

(b)	Indemnification of Expenses for Partial Success; Other Partial Indemnification. In defending against claims for which indemnification is prohibited under Section 2(d)(iv) or by law and in any other circumstances where indemnification may be based upon success in the defense of a Proceeding, the Indemnitee is not required to be wholly successful in the defense of the Proceeding to be entitled to indemnification of Expenses incurred in connection therewith. To the extent that Indemnitee is, by reason of his or her service as an Authorized Representative, a party to any Proceeding and is wholly successful, on the merits or otherwise, he or she shall be indemnified to the maximum extent permitted by law against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection therewith. If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Corporation shall indemnify the Indemnitee against all Expenses actually and reasonably incurred by or on behalf of the Indemnitee in connection with each successfully resolved claim, issue or matter. For purposes of this Section and without limitation, the termination of any claim, issue or matter in such a Proceeding by withdrawal or dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Corporation for some or a portion of any Liabilities (other than Expenses) but not for the total amount thereof, the Corporation shall nevertheless indemnify Indemnitee for the portion thereof to which Indemnitee is entitled. If any portion of the Expenses or other Liabilities as to which the Indemnitee is entitled to partial indemnification cannot be readily segregated, in whole or in part, from the Expenses or Liabilities to which the Indemnitee is not entitled to indemnification, the parties shall endeavor in good faith to agree on an allocation between indemnifiable and non-indemnifiable Expenses and Liabilities, in proportion to the number, relative size (in terms of dollar amount alleged) and risk of the claims, issues and matters involved. If the parties are unable to agree on such allocation, then either party may commence litigation in accordance with the provisions of Section 15 of this Agreement, and the losing party in such Proceeding, as determined by the relevant court, shall pay the Expenses of the winning party incurred in connection with such Proceeding.

(c)	For purposes of this Agreement, the term “Expenses” is defined to include all reasonable attorney’s fees, retainers, court costs, transcript costs, fees of experts, investigators and consultants, witness fees, computer legal research costs, electronic discovery costs, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees and all other disbursements or expenses customarily incurred in connection with defending, investigating, participating or serving or preparing to serve as a witness or party in a Proceeding. The Indemnitee understands and agrees that his or her rights to payment, reimbursement or advancement hereunder are limited to Expenses actually and reasonably incurred in connection such involvement with a Proceeding or in enforcing his or her rights to Advances and indemnification of Liabilities with regard thereto.

(d)	The Corporation shall not be liable under this Agreement to make any payment in connection with any claim made against the Indemnitee:

(i)	for which payment is actually made to the Indemnitee under a valid and collectible insurance policy, except in respect of any retention not covered, any excess beyond the amount of payment or any obligation the Corporation may have to provide indemnification under such policy of insurance;

(ii)	for which the Indemnitee is indemnified by the Corporation pursuant to Other Rights;

(iii)	for which the Indemnitee has received indemnification or advancement of Expenses from any other indemnitor, including any other corporation, partnership, joint venture, trust, employee benefit plan or other entity for which the Indemnitee is serving as an Authorized Representative at the request of the Corporation;

(iv)	for which the Indemnitee is finally adjudged, after exhaustion of all appeals, to be liable to the Corporation or is subjected to permanent injunctive relief, after exhaustion of all appeals, in favor of the Corporation for (a) the Indemnitee’s appropriation, in violation of his or her duties, of any business opportunity of the Corporation, (b) acts or omissions that involve intentional misconduct or a knowing violation of law, (c) unlawful distributions pursuant to Section 14-2-832 of the GBCC, (d) for an accounting for profits made from the purchase or sale by the Indemnitee of securities of the Corporation within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or (e) any transaction from which Indemnitee received an improper personal benefit; or

(v)	for any settlement to which the Corporation has not given its prior written consent or approval, which consent or approval shall not be unreasonably withheld or delayed.

3.            Advances for Expenses. The Corporation agrees to pay Expenses incurred by Indemnitee in connection with any Proceedings in advance of the final disposition thereof (“Advances”), provided that the Corporation has received an affirmation from the Indemnitee that his or her conduct does not constitute behavior of the kind described in Section 14-2-856(b) of the GBCC or in Section 2(d)(iv) of this Agreement and an undertaking from or on behalf of Indemnitee, substantially in the form attached hereto as Annex I, to repay the amount so advanced to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation under this Agreement or pursuant to Other Rights. The undertaking must be an unlimited general obligation of the Indemnitee, but need not be secured, does not bear interest and shall be accepted without reference to the financial ability of the Indemnitee to make repayment.

4.            Procedure for Making Demand and the Corporation’s Response.

(a)	Any request for payment of indemnifiable Liabilities and Advances shall be made in writing and submitted to the Corporation at the address specified in Section 12 hereof, and shall include an affirmation and undertaking for Advances, if applicable, a description (based upon information then known to Indemnitee) of the Proceeding, and copies of any demand, correspondence, summons, complaint, order, notice of charges, indictment, information, subpoena or other process served on or received by the Indemnitee. In the case of Expenses and Advances, the Indemnitee shall accompany his or her request with copies of invoices or receipts providing sufficient information for the Corporation to determine whether such Expenses and Advances are reasonable. In the case of a proposed settlement for which the Indemnitee seeks the Corporation’s consent or approval, the Indemnitee shall provide such information as shall be needed for the Corporation to determine whether the settlement is reasonable.

(b)	The Corporation shall pay the indemnifiable Liabilities and Advances due to the Indemnitee, under this Agreement or pursuant to Other Rights, no later than fifteen (15) days after receipt of the written request from Indemnitee under Subsection 4(a).

(c)	The Corporation acknowledges that indemnification of indemnifiable Liabilities and payment of Advances to Indemnitee have been pre-authorized by the Corporation as permitted by Sections 14-2-856 and 14-2-859 of the GBCC, and that pursuant to authority exercised under these provisions, no determination need be made by the Corporation for a specific proceeding that such indemnification or advance of Expenses to the Indemnitee is authorized in the circumstances because he or she has met a particular standard of conduct. It is further the intent of this Agreement (i) that the Indemnitee shall be entitled to receive, and the Corporation obligated to pay, Advances of reasonable Expenses upon the Indemnitee’s submission of the Affirmation and Undertaking, without more, and (ii) that the Indemnitee, upon compliance with his or her obligations under this Agreement, shall be entitled to indemnification and the Corporation shall be obligated to indemnify the Indemnitee except when and to the extent he or she is finally adjudicated, after exhaustion of all appeals, to be liable to the Corporation or subject to injunctive relief in favor of the Corporation for the conduct described in Section 2(d)(iv) of this Agreement, or Section 14-2-856(b) of the GBCC or other provisions of Section 2(d). The Corporation’s evaluation as to (a) whether indemnification of Indemnitee is permissible; (b) reasonableness of Expenses or and Advances to Indemnitee, (c) the reasonableness of a proposed settlement, and (d) any other decision that the Corporation makes regarding the Indemnitee’s rights hereunder, shall be made, within said 15-day period as follows:

(i)	If there are two or more disinterested directors, by the Board of Directors by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote; or

(ii)	By special legal counsel selected, (A) if there are two or more disinterested directors, by the Board of Directors by a majority vote of all disinterested directors (a majority of whom shall for such purpose constitute a quorum) or by a majority of the members of a committee of two or more disinterested directors appointed by such a vote, or (B) if there are fewer than two disinterested directors, by a majority vote of all directors (in which selection directors who do not qualify as disinterested directors may participate); or

(iii)	By the shareholders, but shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

A director is “disinterested” for purposes of this Agreement if he or she is not a party to the Proceeding at the time the vote is taken and does not have a familial, financial, professional or employment relationship with the Indemnitee or any other party to the Proceeding which would, under the circumstances, be reasonably expected to exert an influence on the director’s vote.

(d)	If a determination of permissiveness of indemnification is to be made by special legal counsel, the Corporation shall give written notice to Indemnitee advising Indemnitee of the identity of the special legal counsel so selected. The Corporation shall pay any and all reasonable fees and expenses of special legal counsel incurred by such counsel in connection with acting pursuant to this Agreement. Upon the commencement of any contest challenging a determination made by the special legal counsel, the special legal counsel shall be discharged and relieved of any further responsibility in such capacity, subject to the applicable standards of professional conduct then prevailing.

(e)	In making any determination with respect to the rights of Indemnitee hereunder, the person or persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement, and that such indemnification is permissible. Anyone seeking to overcome this presumption shall have the burden of proof and the burden of persuasion by clear and convincing evidence. It is the parties’ intention that if the Corporation contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Corporation (including by its directors or special legal counsel) to have made a determination, prior to the commencement of any action pursuant to this Agreement, that the Indemnitee is entitled to indemnification as requested, nor an actual determination by the Corporation (including by its directors or independent legal counsel) that Indemnitee is not entitled to indemnification, shall be a defense to the action, shall be binding on the Indemnitee, shall be entitled to any deference by the court, or shall create any presumption regarding the Indemnitee’s entitlement to indemnification. Indemnitee in an action brought in accordance with the terms of Section 5 hereof may freely contest any determination that he or she is not entitled to indemnification.

5.            Failure to Indemnify; Enforcement of Agreement by Indemnitee.

(a)	If a claim for indemnification or Advances under this Agreement or pursuant to any Other Rights is not paid in full by the Corporation within fifteen (15) days after a written request for payment thereof has been received by the Corporation, Indemnitee may, but is not required to, at any time thereafter bring an action against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, Indemnitee also shall be entitled, to the extent of such success, to be paid for the reasonable Expenses of bringing and maintaining such action. For any such payment not made within such fifteen (15) day period, the amount due shall accrue interest from the date it is due until the date it is finally paid at a rate of one and one-half percent (1.5%) per month.

(b)	It shall be a defense to any such action (other than an action brought to enforce a claim for an Advance) that Indemnitee has been finally adjudicated, after exhaustion of all appeals, to be liable to the Corporation or subject to injunctive relief in favor of the Corporation for the conduct described in Section 2(d)(iv) of this Agreement, or Section 14-2-856(b) of the GBCC or other provisions of Section 2(d) apply, or that indemnification is otherwise prohibited by law, but the burden of proving such defense or any other defense to the action shall be on the Corporation, and any such defenses shall be subject to the provisions of Section 2(b).

(c)	If the Corporation contests the Indemnitee’s right to receive an Advance, the Indemnitee shall in any event be entitled to receive interim payments of interim expenses pursuant to Section 3 hereof unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists.

(d)	If the Corporation contests the reasonableness of the full amount of the Expenses that the Indemnitee has requested, the appropriateness of certain of the Expenses requested or any other aspect of the Indemnitee’s entitlement to Expenses, the Corporation shall pay, within fifteen (15) days of the request, any portion of the Expenses that it does not contest.

6.            Indemnification for Expenses of Witnesses. Notwithstanding any other provision of this Agreement, to the extent that the Indemnitee is, by reason of his or her service as an Authorized Representative, a witness in any Proceedings to which Indemnitee is not a party, the Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by the Indemnitee or on his or her behalf in connection therewith and shall be entitled to an Advance under Section 3 and enforcement of his or her rights under Sections 4 and 5 hereof upon compliance with the requirements of those Sections and Section 7 hereof.

7.            Indemnitee’s Obligations. The Indemnitee shall promptly advise the Corporation in writing of the institution of any investigation, claim, action, suit or proceeding which is or may be subject to this Agreement and keep the Corporation generally informed of, and consult with the Corporation with respect to, the status of any such investigation, claim, action, suit or proceeding. In addition, Indemnitee shall give the Corporation such information and cooperation as it may reasonably require and as shall be within Indemnitee’s reasonable ability to give. The failure by Indemnitee to timely notify the Corporation of any indemnifiable Liability shall not relieve the Corporation from any liability hereunder unless, and only to the extent that, the Corporation did not otherwise learn of such indemnifiable Liability and such failure results in forfeiture by the Corporation of substantial defenses, rights or insurance coverage.

8.            Insurance. If, at the time of the receipt of such request, the Corporation has directors’ and officers’ liability insurance in effect under which coverage for the Liabilities of Indemnitee is potentially available, the Corporation shall give prompt written notice of such Proceeding to the applicable insurers in accordance with the procedures set forth in the applicable policies. The Corporation shall provide to Indemnitee a copy of each of the policies and such notice given to the insurers and, upon Indemnitee’s request, copies of all subsequent correspondence between the Corporation and such insurers regarding the Proceeding, promptly after the Corporation’s receipt or delivery thereof.

9.            Contribution.

(a)	To the fullest extent permitted by law, whether or not the indemnification provided in Sections 2 hereof is available, in respect of any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Corporation shall pay, in the first instance, the entire amount of any judgment or settlement of such action, suit or proceeding without requiring Indemnitee to contribute to such payment and the Corporation hereby waives and relinquishes any right of contribution or indemnification it may have against Indemnitee. The Corporation shall not enter into any settlement of any action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding) unless such settlement provides for a full and final release of all claims asserted against Indemnitee.

(b)	Without diminishing or impairing the obligations of the Corporation set forth in the preceding subparagraph, if, for any reason, Indemnitee shall elect or be required to pay all or any portion of any judgment or settlement in any threatened, pending or completed action, suit or proceeding in which the Corporation is jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), the Corporation shall, to the fullest extent permitted by law, contribute to, and shall pay to or for Indemnitee in contribution, the amount of the Expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred and paid or payable by Indemnitee in proportion to the relative benefits received by and the relative fault of the Corporation and all officers, directors or employees of the Corporation, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, from the transactions and events from which such action, suit or proceeding arose, as well as any other equitable considerations which the Law may require to be considered. The relative fault of the Corporation and all officers, directors or employees of the Corporation, other than Indemnitee, who are jointly liable with Indemnitee (or would be if joined in such action, suit or proceeding), on the one hand, and Indemnitee, on the other hand, shall be determined by reference to, among other things, the degree to which their actions were motivated by intent to gain personal profit or advantage, the degree to which their liability is primary or secondary and the degree to which their conduct was active or passive.

(c)	The Corporation hereby agrees to fully indemnify and hold Indemnitee harmless, to the fullest extent permitted by law, from any claims of contribution which may be brought by officers, directors, agents or employees of the Corporation, other than Indemnitee, and third parties who may be jointly liable with Indemnitee.

(d)	To the fullest extent permitted by law, if the indemnification provided for in this Agreement is unavailable to Indemnitee for any reason whatsoever, the Corporation, in lieu of indemnifying Indemnitee, shall contribute to the amount incurred by Indemnitee, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for Expenses, in connection with any claim relating to an indemnifiable event under this Agreement, in such proportion as is deemed fair and reasonable in light of all of the circumstances of such Proceeding in order to reflect (i) the relative benefits received by the Corporation and Indemnitee as a result of the event(s) and/or transaction(s) giving cause to such Proceeding, and (ii) the relative fault of the Corporation (and its directors, officers, employees and agents) and Indemnitee in connection with such event(s) and/or transaction(s).

(e)	The Corporation and the Indemnitee agree that it would not be just and equitable if contribution pursuant to this Agreement were determined by pro rata or per capita allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 9.

10.          Legal Fees and Expenses. It is the intent of the Corporation that Indemnitee not be required to incur legal fees and other Expenses associated with the interpretation, enforcement or defense of Indemnitee’s rights under this Agreement by litigation or otherwise, because the cost and expense thereof would substantially detract from the benefits intended to be extended to Indemnitee hereunder. Accordingly, without limiting the generality or effect of any other provision hereof, if it should appear to Indemnitee that the Corporation has failed to comply with any of its obligations under this Agreement (including its obligations under Section 3) or if the Corporation or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from Indemnitee the benefits provided or intended to be provided to Indemnitee hereunder, the Corporation irrevocably authorizes the Indemnitee from time to time to retain counsel of Indemnitee’s choice, at the expense of the Corporation as hereafter provided, to advise and represent Indemnitee in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against the Corporation or any director, officer, shareholder or other person affiliated with the Corporation. Notwithstanding any existing or prior attorney-client relationship between the Corporation and such counsel, the Corporation irrevocably consents to Indemnitee’s entering into an attorney-client relationship with such counsel, and in that connection the Corporation and Indemnitee agree that a confidential relationship shall exist between Indemnitee and such counsel. Without respect to whether Indemnitee prevails, in whole or in part, in connection with any of the foregoing, the Corporation will pay and be solely financially responsible for any and all attorneys’ and related fees and Expenses incurred by Indemnitee in connection with any of the foregoing.

11.          Subrogation. In the event of payment under this Agreement, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnitee, who shall execute all papers reasonably required and shall do everything that may be reasonably necessary to preserve and facilitate the Corporation’s assertion of such rights, including the execution of such documents reasonably necessary to enable the Corporation effectively to bring suit to enforce such rights. The Corporation’s subrogation to the Indemnitee’s rights of recovery, including his or her rights to indemnification or advancement from any other person or entity or under any policy of insurance, shall be subordinate to the Indemnitee’s rights to recover any unreimbursed or unpaid Liabilities or Expenses therefrom.

12.          Notices. All notices given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, against receipt therefor, or (b) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices to the Corporation under this Agreement shall be directed to:

SED International Holdings, Inc.

3505 Newpoint Place, #450

Lawrenceville, Georgia 30043

Attention: Corporate Secretary

Notices to Indemnitee shall be sent as follows:

________________________

________________________

________________________

________________________

or to such other address as either party may designate as provided in this Section 12.

13.          Severability. Should any provisions of this Agreement, or any clause hereof, be held to be invalid, illegal or unenforceable, in whole or in part, the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

14.          Modification and Waiver. No supplement, modification or amendment of this Agreement shall be binding unless executed in writing by both of the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver.

15.          Choice of Law; Interpretation; Venue. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Georgia. The provisions of this agreement shall be broadly interpreted to afford indemnification and advancement of the Indemnitee to the fullest extent permitted by the GBCC and Georgia law. The Corporation and the Indemnitee hereby irrevocably and unconditionally: (a) agree that any action or proceeding arising out of or in connection with this Agreement between the Corporation and the Indemnitee shall be brought only in the United States District Court for the Northern District of Georgia or, if such court does not have jurisdiction, then in the Superior Court of Gwinnett County, Georgia, and not in any other state or federal court in the United States of America or any court in any other country; (b) consent to submit to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia or, if such court does not have jurisdiction, the Superior Court of Gwinnett County, Georgia, for purposes of any action or proceeding arising out of or in connection with this Agreement; (c) waive any objection to the laying of venue of any such action or proceeding in the United States District Court for the Northern District of Georgia or, if such court does not have jurisdiction, the Superior Court of Gwinnett County, Georgia; and (d) waive, and agree not to plead or to make, any claim that any such action or proceeding brought in the United States District Court for the Northern District of Georgia or, if such court does not have jurisdiction, in the Superior Court of Gwinnett County, Georgia, has been brought in an improper or inconvenient forum.

16.          Duration of Agreement. All agreements and obligations of the Corporation contained herein shall continue during the period that Indemnitee is serving as an Authorized Representative of the Corporation and shall continue thereafter so long as Indemnitee shall be subject to any Proceeding by reason of his or her service as an Authorized Representative, whether or not he or she is acting or serving in any such capacity at the time any Liability or Expense is incurred for which indemnification can be provided under this Agreement or until final disposition, including all appeals, of any action commenced under Section 5 or 10 hereof.

17.          Successors; Assignment.

(a)	The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all the business or assets of the Corporation, by agreement in form and substance satisfactory to Indemnitee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Corporation and any successor to the Corporation, including any person or entity acquiring directly or indirectly all or substantially all the business or assets of the Corporation whether by purchase, merger, share exchange, reorganization or otherwise (and such successor will thereafter be deemed the “Corporation” for purposes of this Agreement). All rights and remedies of Indemnitee hereunder shall continue to apply and shall be unaffected by any merger or other transaction in which another person or entity shall become a successor to the Corporation, and notwithstanding anything in this Agreement or Section 14-2-859(b) of the GBCC or any similar statute to the contrary, such successor shall be and remain fully obligated by this Agreement after such merger or transaction.

(b)	This Agreement shall inure to the benefit of and be enforceable by Indemnitee’s personal or legal representatives, executors, administrators, successors, spouses, heirs, assigns and other successors.

(c)	This Agreement is personal in nature and neither of the parties hereto shall, without the prior written consent of the other, assign or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Sections 17(a) and 17(b).

18.          Contract Rights Not Exclusive. The rights of indemnification as provided in this Agreement (including, without limitation, the right to Advances) shall be in addition to, and not in lieu of, any other rights to which Indemnitee may at any time be entitled under the GBCC, applicable law, the Corporations Articles or Bylaws, any agreement, a vote of shareholders or a resolution of directors, or any Other Rights. Except as required by applicable law, the Corporation (including any successor) shall not amend, alter or repeal its Articles or Bylaws or any provision thereof (including, without limitation, by merger) if the effect of doing so would be to deny, diminish or encumber any of such rights, whether or not any Proceeding shall be pending or threatened against or involving Indemnitee at the time of such action. No amendment, alteration or termination of this Agreement or of any provision hereof shall limit or restrict any right of Indemnitee under this Agreement in respect of any action taken or omitted by such Indemnitee in Indemnitee’s role as an Authorized Representative prior to such amendment or alteration or termination. If any change after the date of this Agreement in any applicable law, statute or rule expands the power of the Corporation to indemnify an Authorized Representative, such change shall apply to the Indemnitee’s rights and the Corporation’s obligations under this Agreement. If any change in any applicable law, statute or rule narrows the right of the Corporation to indemnify an Authorized Representative, such change shall have no effect on this Agreement or the parties’ rights and obligations hereunder. No right or remedy herein conferred is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other right or remedy.

19.          Counterparts. This Agreement may be executed in counterparts, both of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

[Signature page(s) follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SED INTERNATIONAL HOLDINGS, INC.

By:

Name:

Title:

INDEMNITEE:

By:

Name:

ANNEX I

AFFIRMATION AND UNDERTAKING

This Undertaking is made on _____________, pursuant to the Indemnification Agreement, dated as of October 25, 2013 (the “Indemnification Agreement”), between SED INTERNATIONAL HOLDINGS, INC., a Georgia corporation (the “Corporation”), and ______________ (“Indemnitee”). Capitalized terms used herein, but not defined, shall have the meaning given such terms in the Indemnification Agreement.

WHEREAS, Indemnitee has become involved in one or more Proceedings which have arisen as a result of Indemnitee’s status as an Authorized Representative; and

WHEREAS, Indemnitee believes in good faith that Indemnitee is entitled to indemnification from the Corporation; and

WHEREAS, Indemnitee desires that the Corporation pay any and all Expenses (including, but not limited to, attorneys’ fees and court costs) actually and reasonably incurred by Indemnitee or on Indemnitee’s behalf in defending or investigating any such Proceeding(s) and that such payment be made in advance of the final disposition of such Proceeding(s) to the extent that Indemnitee has not been previously reimbursed by insurance or indemnification; and

WHEREAS, the Corporation is willing to make such payments, but in accordance with the Articles of Association and Bylaws and Section 14-2-856(c) of the GBCC, the Corporation may make such payments only if it receives from Indemnitee an affirmation with respect to the Indemnitee’s conduct and an undertaking to repay if the Indemnitee is not entitled to indemnification; and

WHEREAS, Indemnitee is willing to give such an affirmation and undertaking.

NOW, THEREFORE:

1.          Indemnitee hereby affirms that he or she believes in good faith that his or her conduct does not constitute behavior of the kind described in Sections 14-2-856(b) of the GBCC.

2.          In regard to any payments made by the Corporation to Indemnitee pursuant to the terms of the Indemnification Agreement, Indemnitee hereby undertakes and agrees to repay to the Corporation any and all such amounts, if and to the extent that it is ultimately determined that Indemnitee is not entitled to be indemnified by the Corporation.

3.          The Indemnitee shall make any repayment due to the Corporation promptly, and in any event within thirty (30) days, after (i) the final disposition, including any appeals, of the Proceeding(s) on account of which payments were made and (ii) notification of the ultimate determination by the Corporation that he or she is not entitled to indemnification; provided, however, that if either the Corporation or the Indemnitee files suit seeking a judicial determination of the Indemnitee’s rights to indemnification, any obligation the Indemnitee may have to repay advancements shall be tolled until such suit is finally adjudicated, including all appeals.

[Signature on following page]

INDEMNITEE:

By:

Name:

Position(s) Held With The Corporation: